Exhibit 99.1

BRUSH ENGINEERED MATERIALS INC. UPDATES OUTLOOK
Raises First Quarter and Full Year Estimates

Mayfield Heights, Ohio — April 5, 2010 — Brush Engineered Materials Inc. (NYSE-BW) today raised its estimates for the first quarter of 2010 and its annual forecast due to stronger demand and improving margins.

The Company expects sales for the first quarter to be in the range of $300.0 million to $310.0 million and earnings to be above $0.25 per share, diluted. This compares to the previously provided sales guidance of $275.0 million to $295.0 million.

Included in the earnings estimate for the quarter is approximately $0.12 per share of charges related to unusual items. In addition to the $0.05 per share of previously announced charges, the Company also expects to take a non-cash charge of $0.07 per share related to a change in the value of the Company’s deferred tax asset. This charge is due to the change in the deductibility of Medicare Part D reimbursements of Company-provided retiree prescription drug benefits. The change in deductibility results from the new federal health care bill.

For the full year, the Company now expects sales to be in the range of $1.2 billion to $1.3 billion, up approximately $100 million from the previously announced range of $1.1 billion to $1.2 billion. Earnings for the year are currently expected to be in the range of $1.15 to $1.40 per share, diluted, an increase of $0.40 per share from the previously provided range of $0.75 to $1.00 per share.

The significant improvement in expected earnings is due to increased sales volume, favorable product mix, pricing and previously implemented cost initiatives. Throughout the first quarter, the Company has experienced stronger than anticipated demand across most of its key markets. Demand has improved in the telecommuni-cations infrastructure, consumer electronics (especially handsets), data storage, automotive electronics, optics, and more recently, in the oil and gas and aerospace markets. This strength has continued into the second quarter.

While 2010 is off to a better-than-expected start, it is important to continue to reiterate that the Company’s outlook is subject to significant variability, especially given the uncertainty about the sustainability and quality of the global economic recovery. Changes in demand levels, metal price changes, metal supply conditions, new product qualification and ramp-up rates, swings in customer inventory levels, changes in the financial health of key customers, acquisition-related integration costs and other factors can have a significant effect on actual results. The outlook provided above is based on the Company’s best estimates at this time and is subject to significant fluctuations due to these as well as other factors.

CEO’S COMMENTS

Richard Hipple, Chairman, President and CEO, stated, “We are emerging from this recession as a much stronger organization and are well-positioned to take advantage of future opportunities across our businesses. The current strength that we are seeing across our key markets in combination with our efforts to reposition the Company and focus on new technologies, markets, products and expanded geography has accelerated our return to profitability. While we are encouraged with our progress thus far in the year, we remain cautious regarding the quality and sustainability of the continued global recovery, especially in the second half as we believe that some of the current strength is due to inventory builds.”

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements, in particular the outlook provided above. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned elsewhere herein:

•	The global and domestic economies, including the uncertainties related to the impact of the current global financial crisis;

•	The condition of the markets in which we serve, whether defined geographically or by segment, with the major market segments being telecommunications and computer, data storage, aerospace and defense, automotive electronics, industrial components, appliance and medical;

• • • •
Changes in product mix and the financial condition of customers;
Actual sales, operating rates and margins for the first quarter and the year 2010;
The finalization of our financial statements for the first quarter 2010;
The successful implementation of cost reduction initiatives;

•	Our success in developing and introducing new products and new product ramp- up rates, especially in the media market;

•	Our success in passing through the costs of raw materials to customers or otherwise mitigating fluctuating prices for those materials, including the impact of fluctuating prices on inventory values;

•	Our success in integrating newly acquired businesses, including the acquisition of Barr Associates, Inc. and Academy Corporation;

•	The impact of the results of operations of Barr Associates, Inc. and Academy Corporation on our ability to fully achieve the strategic and financial objectives related to these acquisitions, including the acquisitions being accretive to earnings in 2010;

•	Our success in implementing our strategic plans and the timely and successful completion and start up of any capital projects, including the new beryllium facility;

•	The availability of adequate lines of credit and the associated interest rates;

•	Other financial factors, including the cost and availability of raw materials (both base and precious metals), tax rates, exchange rates, metal financing fees, pension costs and required cash contributions and other employee benefit costs, energy costs, regulatory compliance costs, the cost and availability of insurance, and the impact of the Company’s stock price on the cost of incentive compensation plans;

•	The uncertainties related to the impact of war and terrorist activities;

•	Changes in government regulatory requirements and the enactment of new legislation that impacts our obligations and operations;

•	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects; and

•	The risk factors set forth in Part I, Item 1A of the Company’s Form 10-K for the year ended December 31, 2009.

Brush Engineered Materials Inc. is headquartered in Mayfield Heights, Ohio. The Company, through its wholly-owned subsidiaries, supplies highly engineered advanced enabling materials to global markets. Products include precious and non-precious specialty metals, inorganic chemicals and powders, specialty coatings, specialty engineered beryllium alloys, beryllium and beryllium composites, and engineered clad and plated metal systems.         .

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investors:

Michael C. Hasychak
(216) 383-6823

Media

Patrick S. Carpenter
(216) 383-6835

http://www.beminc.com

Mayfield Hts-g